UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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June 6, 2012

OVERSEAS SHIPHOLDING GROUP

INVESTOR OUTREACH TALKING POINTS

The Purpose Of This Communication

We are contacting you in response to the reports issued by proxy advisory firms ISS and Glass Lewis to explain OSG’s performance based compensation philosophy and urge you to support all four matters to be voted upon by stockholders at the annual meeting on June 14, 2012, especially say on pay (Item #3) and approval of the amendment and restatement of the 2004 Stock Incentive Plan (Item #4).  ISS Proxy Advisory Services in its report with respect to matters to be considered at the meeting states:  “Investors face a difficult voting decision with respect to the say on pay resolution at this year’s annual meeting”.  The ISS report concludes that that there is a pay for performance disconnect, but also concludes that “the CEO’s equity pay mix is substantially performance based.”  OSG’s Board of Directors believes that there is no pay for performance disconnect.

The ISS conclusion that there is a pay for performance disconnect is largely based on a comparison of OSG’s CEO pay and total stockholder return to these metrics for a peer group composed of pipeline master limited partnerships, oil and gas exploration and production companies and  coal companies.  OSG’s direct competitors are principally either privately held and/or incorporated in foreign jurisdictions that do not require public disclosure of executive compensation.  The unavailability of compensation information concerning OSG’s direct competitors (because they are privately held and/or foreign entities) results in both ISS and Glass Lewis establishing peer groups that are tangentially related to OSG (i.e., solely through a common commodity (such as oil or gas) without regard for the different roles such companies contribute) but no tanker companies.  The use of non-representative peer groups by ISS and Glass Lewis yields misleading results and incorrect recommendations.

OSG’s Compensation Committee established the CEO’s compensation, with advice from Frederic W. Cook & Co., Inc., a leading executive compensation consulting firm which serves as the Compensation Committee’s independent advisor with respect to executive compensation and incentive plan design.  OSG’s Compensation Committee is composed solely of members independent of management who, with their family members, collectively own, directly or indirectly, approximately 19% of the common stock of OSG.  In view of the poor condition of the global economy and shipping markets, in particular, for 2011 the Compensation Committee focused more on its experience in determining the amount of competitive compensation for OSG’s Named Executive Officers as opposed to benchmarking compensation against compensation paid by imperfect peer groups composed of companies that are subject to very different – and for 2011, much more favorable – industry conditions.

•	Overseas Shipholding Group’s Board of Directors has recommended that stockholders vote “FOR” on the proposals for both say on pay and the amendment and restatement of the 2004 Stock Incentive Plan.

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However, ISS and Glass Lewis have recommended a vote “Against” each of these proposals citing various pay-for-performance concerns principally based on comparisons with peer groups composed of companies which are not direct competitors with OSG.

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We are contacting you in an effort to help you understand the design of the special CEO award granted in 2011 and, in particular, to help you understand that the substance of our CEO compensation program is heavily weighted toward performance-based pay and establishes aggressive performance goals for our CEO.

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In addition, we are contacting you to explain the critical need for additional shares under our 2004 Stock Incentive Plan.  Should the Company fail to obtain approval of the Stock Incentive Plan request, OSG will have a limited number of shares remaining (less than 550,000) in which to make awards to participants.  This depleted share reserve will substantially undermine the Company’s ability to attract, retain and reward employees of the Company during one of the most severe industry downturns in memory.

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We believe that our stockholders recognized the alignment of our compensation program with our business strategy by their 96.1% approval of last year’s say on pay proposal.  Although OSG’s total stockholder return has been severely impacted by the economic downturn in the international tanker markets, the orientation of our compensation program toward pay for performance has only strengthened as evidenced by the actions explained below.

We ask that you vote in support of our Say on Pay proposal and 2004 Stock Incentive Plan Proposal.

Key Factors In Support Of Our Say On Pay Proposal

1.	Our executive compensation program has a strong performance orientation and exhibits numerous corporate governance best practices, some of which were added in 2011.

•	Our CEO’s base salary has not increased in five years.

•	Our CEO has not received a cash bonus in two years due to failure to meet financial goals.

•	At the end of 2011, we removed excise tax gross-up provisions from all Change in Control agreements at the Company, including the CEO’s agreement.

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We have in place a recoupment or “clawback” policy to protect our stockholders from potential incentive compensation paid to executives that is later determined to be in error due to a material restatement or inaccuracy.

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To ensure greater alignment with the interests of our stockholders, we have stock ownership guidelines in place for executives and directors pursuant to which we require executives to retain all shares of common stock they receive upon the vesting, conversion or exercise of an award (other than shares needed to pay income taxes) until the ownership guideline is met.

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This “retention” requirement has created a strong linkage to stockholders.  Currently, no executive has met his/her ownership multiple.  Thus, all executives subject to the ownership guideline have been required to retain (and not sell) any shares received through vesting of stock.  OSG’s senior executives have therefore been exposed to the decline in stock price alongside stockholders which adheres strongly to a pay for performance philosophy.

•	We believe our long term equity compensation is strongly performance based.

➢	Approximately 63% of the long-term equity awards for NEOs in 2011 (which were granted in February 2012) are performance based.

➢	The stock options granted in February 2012 are premium priced at approximately 25% above the grant date price.

➢	The performance unit awards made in February 2012 are based on an established premium price of $12.50 (grant date price was $10.09).

•	As indicated by ISS, “the CEO’s equity pay mix is substantially performance-based.” The special one-time equity award to the CEO made in October 2011 is 100% performance based.

2.	Our CEO’s compensation, which is heavily weighted toward performance-based compensation, closely aligns pay with performance.

•	One of the primary concerns expressed by the advisory groups is the special CEO award made in October 2011 to Mr. Arntzen.

•	The special award was discussed at length among members of the Compensation Committee, all of whom are independent of management, and the Board of Directors.

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In October 2011, the Committee and the Board concluded it was imperative to retain the CEO for the next five years and in doing so granted performance based awards as part of this arms length agreement with substantial performance conditions attached.  These awards were made at a critical time in the Company’s history to retain the CEO and were structured to be 100% performance-based.

•	The design of the award contains substantial performance hurdles that will result in zero realized value to the CEO unless the Company’s stock price increases materially from current levels.

➢	The Company has a track record of setting aggressive targets on special awards as evidenced by the 2007 special award made to the CEO and senior executives.

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The original $9 million targeted value of the 2007 CEO special awards was worth $249,218 on vesting in early 2012.  A large portion of the original grant was tied to performance awards that were forfeited on December 31, 2011 due to failure to meet aggressive performance targets.

➢	None of the senior executive awards were earned as performance also fell below threshold levels. These awards were forfeited on December 31, 2009.

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The CEO’s 2011 special awards (both options and restricted stock) require a minimum share price increase of almost 45% above the original grant price to be earned.  The subsequent decline in price from the original grant date price has only increased the difficulty in achievement (i.e., awards now require approximately 125% increase based on $10.00 stock price).

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Excluding the special one-time award, the Committee reduced the CEO’s long-term incentive grant award value by 41% in 2011 (award made in February 2012 for 2011 performance valued at $977,695 and 2010 award valued at $1,650,040).

•	Total pay for the CEO declined 26% when excluding the special award (see table below - equity values reflect the accounting cost of the award as calculated in accordance with SEC disclosure rules).

	2011*	2010	% Change
Base Salary	$900	$900	0.0%
Deferred Comp & Pension	$0	$0	0.0%
All Other Comp	$86	$104	-17.2%
Bonus	$0	$0	0.0%
Non-Equity Incentives	$0	$0	0.0%
Restricted Stock**	$655	$1,238	-47.1%
Options**	$323	$413	-21.8%
Total	$1,964	$2,655	-26.0%
*2011 grants made in February 2012 and 2010 grants made in February 2011
** Excludes October 2011 special one time performance based grant equal to $3,674,800

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In summary, the CEO’s annual ongoing compensation opportunity is inherently performance-based subject to rigorous performance criteria.  Per ISS, “the CEO’s equity pay mix is substantially performance-based.”  Performance was substandard in 2011 and CEO pay reflects this performance short-fall.

3.	Illustration of Performance Unit Design for 2012.

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We believe there may be some confusion as to the rigor associated with the design of our performance unit grants made in February 2012.  The following example illustrates the considerable decrease in the executive’s “value received” should OSG’s stock price decline from the original grant price of $10.09.

•	This example assumes a targeted value of $450,000 in performance units.

Ending Stock Price	Value Received	Reduction from Target	% Change Stock Price
$10.00	$286,566	-36.3%	-0.9%
$9.00	$232,118	-48.4%	-10.8%
$8.00	$183,402	-59.2%	-20.7%
$7.00	$140,417	-68.8%	-30.6%
$6.00	$0	-100%	-40.5%

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We believe the design of this award is both performance-based and provides a retention aspect.  Although payment may be earned if stock price declines, those values will be at substantial reductions to the original target value as shown above.

Key Factors In Support Of Our 2004 Stock Incentive Plan Proposal

1.
The 2004 Stock Incentive Plan is a key component of the Company’s compensation program.  Failure to obtain additional shares could severely compromise the Company’s ability to attract and retain employees.

•	Stock compensation is a critical component of OSG’s compensation program, creating a strong alignment between the interests of management and stockholders.

•	Our current share reserve is approximately 550,000 shares. This is not a sufficient number of shares to last until next proxy season.

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ISS appears to link both the say on pay vote and the Stock Incentive Plan request to pay for performance misalignment.  The proposals are separate and distinct and should be considered on their own merits.

2.	The Company has been responsible in managing its share reserve as evidenced by its 3-year average burn rate.

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OSG’s three-year average burn rate (a measure of how rapidly the Company is using its shares reserved for equity compensation plans) easily falls within ISS’ allowable range for Energy companies (GICS 1010) and also falls below ISS de minimis standard of 2.00%.

3.	The Company’s request for 1,287,500 shares is within a reasonable range as indicated by ISS.

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Common practice is to evaluate equity-based compensation plans using a cost-based approach.  ISS indicated that an allowable cap of 7% or less is an acceptable range for a company of similar size and business to OSG.

•	ISS confirmed that OSG’s share request was not excessive and would fall at or below this allowable cap.

•	This is supporting evidence that OSG’s share request is reasonable.

4.
Proxy advisory groups appear to be concerned with the percentage of equity awarded to senior level executives in 2011.  We believe a one-year look is misleading due to the special performance based award to the CEO.

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A more representative look at our annual practices can be seen using 2010 data or the 2011 data excluding the CEO special award. As so adjusted, for 2011, the NEOs, received 36% of the equity awards (rather than 77%) and for 2010 also received 36%.

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The percentage granted to the CEO in 2011 is driven primarily by the special equity award made in October 2011.  Removing the CEO special equity award, the percentage of equity granted to the CEO for 2011 was 20% (rather than 71%).  For 2010, it was also 20%.